UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 4, 2010 (January 29, 2010)

THE PROGRESSIVE CORPORATION

(Exact name of registrant as specified in its charter)

Ohio	1-9518	34-0963169
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6300 Wilson Mills Road, Mayfield Village, Ohio 44143

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code 440-461-5000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The following matters were decided by the Board of Directors (the “Board”) of The Progressive Corporation (the “Company”) at its meeting on January 29, 2010:

Approval of Amendment of 2003 Incentive Plan. The Board of Directors approved the Second Amendment (the “Second Amendment”) to The Progressive Corporation 2003 Incentive Plan (“2003 Incentive Plan”), which is the plan under which the Company currently makes equity-based awards to named executive officers and other senior level employees of the Company. Prior to this amendment, we had made all awards under the 2003 Incentive Plan in the form of restricted stock. This plan also allows awards of stock options, but we have not issued options since this plan was approved in 2003.

Under the Second Amendment, which is attached hereto as Exhibit 10.1, the Company, subject to the approval of the Compensation Committee of the Board (the “Committee”), is now permitted to issue restricted stock units, which is the form of award that we expect to use beginning in March 2010. An award of a specified number of restricted stock units will entitle the participant to receive an equal number of shares of our common stock when all vesting criteria have been satisfied, subject to the other restrictions, forfeiture provisions, and accelerated vesting provisions of the 2003 Incentive Plan, as amended.

In many respects, the awards of restricted stock units will be very similar to the awards of restricted stock we have previously made under the plan, except that a restricted stock unit does not carry the right to vote the underlying common shares or the right to receive dividends on those shares. In addition, the Second Amendment includes provisions that are unique to restricted stock units, including:

•

Performance-based awards of restricted stock units may be made in the form of an award of a “target” number of units, with the final value of the award to be determined at the end of the vesting period specified by the Committee. In such an award, the final value may vary from zero up to a specified multiple of the target, depending upon the extent to which the Company’s performance falls short of, meets or exceeds performance criteria established by the Committee at the time of the award. The Second Amendment did not modify the performance criteria that are available to the Committee to structure performance-based awards.

•

Although recipients of restricted stock units are not entitled to receive dividends, the Committee may provide that the recipients will be credited with dividend equivalents at the time dividends are paid to shareholders. A dividend equivalent for each unit would be equal in value to the per share dividend payment. Pursuant to the Second Amendment, all dividend equivalents would be deemed to be reinvested in additional restricted stock units, unless determined otherwise by the Committee, and these additional units would vest and be paid out in common shares at the same time as the units to which they relate.

•

Restricted stock units are eligible for accelerated vesting and to be cashed out upon a “change in control” of the Company, which is similar to the treatment of outstanding restricted stock awards under the 2003 Incentive Plan. However, under the Second Amendment, with respect to restricted stock unit awards only, the definition of “change in control” has been changed to incorporate the definition of that term under Section 409A of the Internal Revenue Code. In addition, the concept of “potential change in control” which can also trigger accelerated vesting of other equity awards under the plan, will not apply to restricted stock units.

•

Generally, the restricted stock units are subject to the plan’s qualified retirement provision, which allows a participant who is 55 years or older and who has at least 15 years of service with the Company to retain or accelerate certain portions of their outstanding equity awards upon leaving the Company. In the case of restricted stock units, the Second Amendment provides that a participant will only receive qualified retirement benefits if he or she had received a “meets expectations” review or better in his or her most recent performance evaluation. In addition, if the participant is a “specified employee” as defined in Section 409A of the Internal Revenue Code (generally, one of the 50 highest paid individuals at the

Company), certain distributions that otherwise would have been made at the time of the qualified retirement must instead be made six months and one day after the retirement date.

Other provisions in the Second Amendment are intended to include necessary references to restricted stock units in the 2003 Incentive Plan, and to add other administrative and related provisions.

Approval of 2010 Equity Incentive Plan. The Board approved The Progressive Corporation 2010 Equity Incentive Plan (the “2010 Equity Incentive Plan”), a copy of which is attached hereto as Exhibit 10.2. The 2010 Equity Incentive Plan remains subject to approval by the Company’s shareholders. If so approved, this new plan would permit the Company to provide equity-based compensation to the Company’s named executive officers and other employees of the Company, in the following forms:

•	Restricted stock units

•	Restricted stock

•	Non-qualified stock options and incentive stock options, and

•	Stock appreciation rights.

The 2010 Equity Incentive Plan would reserve 18,000,000 of our common shares for issuance under the plan (not more than 1,000,000 of which could be in the form of incentive stock options), subject to adjustment for stock splits, stock dividends, reorganizations, mergers, recapitalizations, and similar transactions. The plan by its terms would remain in effect until January 31, 2020.

The 2010 Equity Incentive Plan will be submitted to shareholders for approval at our Annual Meeting of Shareholders in April 2010. Accordingly, our 2010 Proxy Statement will include a detailed summary of this plan.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

See exhibit index on page 5.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 4, 2010

THE PROGRESSIVE CORPORATION

By:	/s/ Jeffrey W. Basch
Name:	Jeffrey W. Basch
Title:	Vice President and Chief Accounting Officer

EXHIBIT INDEX

Exhibit No. Under Reg. S-K Item 601	Form 8-K Exhibit No.	Description
(10)	10.1	Second Amendment to The Progressive Corporation 2003 Incentive Plan

(10)	10.2	The Progressive Corporation 2010 Equity Incentive Plan

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